UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2017

PACWEST BANCORP

(Exact name of registrant as specified in its charter)

Delaware	001-36408	33-0885320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Boulevard, Suite 700
Beverly Hills, CA 90212

(Address of principal executive offices)

(310) 887-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.  Other Events.

On October 20, 2017, pursuant to the Agreement and Plan of Merger, dated as of April 5, 2017 (the “Merger Agreement”), between PacWest Bancorp, a Delaware corporation (the “Company”), and CU Bancorp, a California corporation (“CUB”), CUB merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). Immediately after the Merger, California United Bank, a wholly owned bank subsidiary of CUB, merged with and into Pacific Western Bank, a wholly owned bank subsidiary of the Company, with Pacific Western Bank continuing as the surviving bank.

Pursuant to the terms and conditions set forth in the Merger Agreement, each outstanding CUB common share, no par value per share (“CUB Common Shares”) (other than (i) shares held by the Company or any direct or indirect wholly owned subsidiary of the Company or by CUB or any direct or indirect wholly owned subsidiary of CUB, other than those held in a fiduciary capacity or as a result of debts previously contracted, and (ii) any dissenting shares), was converted into the right to receive $12.00 in cash (the “Cash Consideration”) and 0.5308 (the “Exchange Ratio”) of a share of Company common stock, par value $0.01 per share (the “Company Common Stock”, and such consideration, the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”). For each fractional share that would have otherwise been issued, the Company will pay cash in an amount equal to such fraction multiplied by $48.92 (the “Average Closing Price”), which was the volume weighted average price of shares of Company Common Stock as quoted on NASDAQ over the 20 consecutive trading days ended on October 13, 2017.

In addition, each outstanding option to acquire shares of CUB Common Shares (a “CUB Option”) was cancelled and entitled the holder to receive an amount in cash equal to the product of (i) the total number of CUB Common Shares subject to such CUB Option and (ii) the excess, if any, of (A) (1) the Cash Consideration plus (2) the product of the Average Closing Price and the Exchange Ratio, over (B) the exercise price per CUB Common Share under such CUB Option, less any applicable taxes required to be withheld with respect to such payment.

Any vesting conditions applicable to outstanding restricted share awards and restricted stock units under CUB’s equity incentive plans were automatically accelerated in full and entitled the holder of such awards or units to receive the Merger Consideration, less any applicable taxes required to be withheld with respect to such vesting.

As a result of the Merger, the Company will deliver approximately $224 million in cash and approximately 9.3 million shares of Company Common Stock to the former holders of CUB Common Shares.  Former holders of CUB Common Shares as a group have the right to receive shares of Company Common Stock in the Merger constituting approximately 7% of the outstanding shares of Company Common Stock immediately after the Merger. As a result, holders of Company Common Stock immediately prior to the Merger, as a group, own approximately 93% of the outstanding shares of the Company Common Stock immediately after the Merger.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 6, 2017, which is incorporated herein by reference.

On October 23, 2017 the Company issued a press release announcing the completion of the Merger.  A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.  Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of April 5, 2017, between PacWest Bancorp and CU Bancorp (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 6, 2017 and incorporated herein by reference).

99.1	Press Release, dated October 23, 2017.

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of April 5, 2017, between PacWest Bancorp and CU Bancorp (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on April 6, 2017 and incorporated herein by reference).

99.1	Press Release, dated October 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACWEST BANCORP

Date: October 23, 2017	By:	/s/ Kori L. Ogrosky
	Name:	Kori L. Ogrosky
	Title:	EVP, General Counsel & Corporate Secretary